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                                                                    EXHIBIT 99.1

HOMESTORE.COM, INC. ACQUIRES KEY ASSETS FROM IPIX FOR RESIDENTIAL REAL ESTATE VIRTUAL TOURS

TUESDAY, JANUARY 16, 2001 9:00:00 AM EST

WESTLAKE VILLAGE, Calif., and OAK RIDGE, Tenn., Jan 16, 2001 /PRNewswire via COMTEX/ -- Homestore.com, Inc. (Nasdaq: HOMS), operator of Realtor.com(R), the official site of the National Association of Realtors(R), and Internet Pictures Corporation (Nasdaq: IPIX), a leading provider of dynamic imaging services for the Internet, announced today that Homestore.com has purchased certain assets from iPIX. The assets purchased include the license to sell iPIX's Virtual Tour Technology to the U.S. residential real estate industry, as well as existing iPIX sales contracts with residential brokers and agents. In addition, Homestore.com has hired iPIX's U.S. residential real estate sales organization to sell virtual tour products on behalf of Homestore.com. The purchase price for these assets is $12 million in cash.

The new agreement will allow Homestore.com to meet growing consumer demand for virtual tours across its network of sites working with iPIX and the real estate industry. iPIX will continue to provide virtual tour technology as well as revenue-generating image capture, processing and hosting services to Homestore.com. Homestore.com now has rights to sell and market iPIX full and self-service Virtual Tours directly to residential brokers and agents in the United States. Virtual tours can be used on Homestore.com's network of Web sites, including Realtor.com(R), HomeBuilder.com(TM) and SpringStreet.com(TM) as well as on other individual real estate company and Internet sites.

"Based on research and consumer feedback, it is clear that home buyers are requesting virtual tours -- visually one of the best ways for real estate professionals to market on the Internet. This deal will expand our ability to deliver virtual tours on behalf of our industry clients," stated Stuart Wolff, chairman and chief executive officer of Homestore.com, Inc. "The equation is simple: virtual tours equal a better consumer experience on the Web and provide a more informed consumer to our real estate professional customers. Everyone wins."

Working with iPIX, Homestore.com will provide real estate professionals with useful tools to promote and sell their services and properties. Expanding the use of iPIX's imaging technology by real estate professionals will also help make all Homestore.com property sites even more consumer-friendly and image-intensive.

"The alliance with Homestore.com is a significant milestone in our indirect channel strategy," stated James Phillips, chairman and chief executive officer of iPIX. "The agreement enables us to take advantage of the marketing and sales expertise of a recognized leader in online real estate, enabling us to continue to improve our margins and profitability. We expect Homestore.com to continue the rapid growth and use of iPIX Virtual Tours in the real estate industry while iPIX focuses on continued technology and service breakthroughs."


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iPIX Virtual Tours and still photography services are some of the most popular imaging services for the purchase, sale, rent, or lease of real estate on the Internet with over one million virtual tours viewed every day. Jupiter Research estimates that 50 percent of home purchasers used the Internet for research during the home buying process in the year 2000 (1). The National Association of Realtors(R) also noted that consumers list Virtual Tours as an "extremely valuable" feature in online home searches (2).

About Homestore.com, Inc.

Homestore.com, Inc. (Nasdaq: HOMS) is the leading network of sites on the Internet for home and real estate-related information, products and services. Homestore.com, Inc.'s family of Web sites includes the Homestore.com(TM), Realtor.com(R), HomeBuilder.com(TM), SpringStreet.com(TM) and HomeFair.com(TM) Web sites. Consumers can view over 1.4 million new and existing homes for sale and find broker and agent services on Realtor.com(R), the official Internet site of the National Association of REALTORS(R). Consumers searching for new homes can find more than 130,000 models, new homes and built-to-suit plans on HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders. Consumers interested in renting an apartment will find listing information from more than 45,000 properties in more than 6,000 cities on SpringStreet.com(TM). Homestore.com's(TM) remodeling area covers home improvement needs for both consumers and remodeling professionals. Comprehensive moving and relocation information on the Internet is available from HomeFair.com(TM). Other subsidiaries of Homestore.com, Inc. include WyldFyre Technologies, the leading developer of software used to access Multiple Listing Service data and property photos; Top Producer Systems, North America's #1-selling provider of leads management and marketing software for real estate professionals; and the Hessel Group (THG), the leading provider of technology-driven solutions and services to the relocation industry. THG will be integrated into a new unit called Homestore.com Mobility Technologies, Inc. Homestore.com(TM) also has content distribution relationships with America Online, Excite @Home, Netscape and Go Network/Infoseek.

About iPIX

iPIX is the standard for dynamic imaging. 22 of the Media Metrix top 25 Web sites use iPIX to make their sites more dynamic. iPIX's end-to-end, dynamic imaging solutions enable the capture, processing, hosting, and distribution of rich media to thousands of Internet sites and millions of Internet enabled wired and wireless devices. A broad array of industries, including real estate, online auctions, e-retail, automotive, travel, publishing, and entertainment, are capitalizing on iPIX(R) dynamic imaging to give viewers more information, more interaction, and a richer online experience. The company is headquartered in Oak Ridge, Tennessee with co-headquarters in San Ramon, California.

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by those sections. Statements concerning the implementation of Internet Pictures Corporation's services and the


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benefits expected to result from those services constitute forward-looking statements and are based on current expectations. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited operating history; the unpredictability of future revenues; potential fluctuation in quarterly operating results; the evolving nature of the market for the Company's products and services; risks associated with new product introductions; product delays and errors; the success of recent agreements with other companies; challenges associated with managing rapid growth and risks associated with acquisitions; dependence on key personnel; the ability of the Company to continue to innovate and protect its intellectual property; the importance of strategic relationships with leading companies in our markets and in the technology industries; and the volatility of the Company's stock price. The matters discussed in this press release also involve risks and uncertainties described from time to time in Internet Pictures Corporation's filings with the Securities and Exchange Commission (SEC). In particular, see "Risk Factors" in the prospectus contained in the registration statement for Internet Pictures Corporation on Form S-1 filed with the SEC on May 4, 2000 which can be found at www.sec.gov.

         (1)      2000 Jupiter Research, "Real Estate Online Forecasts"

         (2) The National Association of Realtors(R) Profile of Home Buyers and Sellers, 2000